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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-66350) and related Prospectus of Peregrine Pharmaceuticals, Inc. for the registration of 11,049,991 shares of its common stock and to the incorporation by reference therein of our report dated June 29, 2001, except for Notes 1 and 14, as to which the date is July 15, 2001, with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended April 30, 2001, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP



Orange County, California
September 12, 2001